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                                                                    Exhibit 99.2
                                                                    ------------

                        CBL & ASSOCIATES PROPERTIES, INC.
                          Transcript of Conference Call
                               September 26, 2000
                                   10:30 a.m.


Good morning everyone. This is Charles Lebovitz. We appreciate your participation in today's call to discuss yesterday's announcement of the acquisition of 21 malls and two associated centers from The Richard E. Jacobs Group. With me today is John Foy, Vice-Chairman and Chief Financial Officer, and Stephen Lebovitz, our President. Before we begin, I would like to have Kelly Sargent, our Director of Investor Relations, read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully [diluted] converted share. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties. In addition, we direct you to the current report on Form 8-K being filed by us today with the SEC, which includes a copy of our press release yesterday and the major documents relating to the transaction and the transcript of our comments this morning.

I would like to note that in addition to our filing with the SEC a transcript of today's comments on our Form 8-K, a recording of this call, including any questions and answers which may follow at the end of our comments, will be available for replay on our web site at www.cblproperties.com beginning shortly after this call and running through October 24, 2000.

Overall Rationale
-----------------

Today we announced that we have signed a definitive agreement with The Richards
E. Jacobs Group to acquire 21 malls and 2 associated centers for a purchase price of approximately $1.2 billion. Since we presume that you have read a copy of the press release and have reviewed the details announced, we will get right into the rationale for this transaction.

As our track record indicates, we have not acquired assets simply for the sake of spread investing, becoming bigger or doing a deal. Given our long and proven record of growth through development and the returns associated with development, we have been cautious and set high standards and expectations when it comes to growth through acquisition. We have never judged potential acquisitions based upon just their current yield or short-term prospects. We have always wanted to ensure that the returns from an acquisition are accretive in both the short and long term.

Prior to this transaction, we have satisfied these standards through individual property transactions rather than portfolio transactions. Unlike the other portfolios we reviewed over the last several years, the Jacobs portfolio meets our stringent criteria. These properties afford us a tremendous opportunity to use our


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expertise through redevelopment and expansion and to apply our aggressive leasing, management and marketing skills to achieve significant internal growth for these malls.

There are also important strategic considerations to this transaction. It solidifies our position as the largest and most dominant mall owner in the Southeast which we believe is extremely important from the perspective of maintaining and enhancing relationships with retailers, vendors and potential partners. It also accelerates our previous expansion in the Midwest.

While the scale of this transaction is significantly larger than our past acquisitions, our approach will be similar to that taken with our individual acquisitions. We believe the Jacobs portfolio affords us the opportunity to increase returns significantly. For example, the average occupancy of the 21 Jacobs malls was 87% at June 30, 2000, with occupancy costs of 9.5%. By comparison, the average occupancy of CBL's 26 stabilized malls was 92.5% on that date, and 11.5% in occupancy costs. With the lower occupancy rates and tenant costs at the Jacobs malls, we believe there is an opportunity to add value to the portfolio through redevelopment, expansions, leasing and other strategies that we have successfully employed in our previous acquisitions and throughout our existing portfolio. Over the long term, we see tremendous opportunity to utilize our development expertise and experienced management team to create even greater added value at these malls for our company and our shareholders.

Now I would like to turn the call over to John Foy to discuss the financial aspects of the transactions.

Financial Strategy and Opportunities
------------------------------------

While there are many strategic reasons to this transaction that Charles has touched on and which Stephen will discuss in more detail, we pursued this acquisition because we see significant financial benefits to the company and our shareholders. We believe that as we walk through the financial details of the transaction, you will agree with us that this is a very favorable transaction for our shareholders.

Cap Rate
--------

On an unleveraged basis the transaction cap rate is 10.7% on projected first 12 months net operating income (NOI). This cap rate was calculated by assuming the transaction value includes special common units, or SCUs at par value. Excluding a 3% management fee and a $0.40 per square foot structural reserve, the transaction is expected to yield a return of approximately 11.3%. We believe this cap rate indicates a very favorable transaction for CBL even before accounting for the opportunities for improving the performance of the properties.

FFO Impact
----------

This transaction is immediately accretive to FFO. For the first full twelve months of NOI, the transaction is 5.6% accretive, or approximately $0.20 per share, based upon a simultaneous closing of the entire transaction. In calendar year 2001, we estimate that we will realize approximately $0.08 per share of accretion. The difference of $0.12 per share represents the first year's percentage rents to be recognized in 2002 earnings. The GAAP-based recognition of percentage rent allows property owners to record revenue only after tenants have exceeded the sales threshold necessary for the percentage rent under their leases to take effect. Since the majority of Jacobs leases have a percentage rent reporting year that ends in January, only a portion of percentage rents will likely be recognized in 2001. While this accounting rule reduces accretion during calendar 2001, this transaction will have a meaningful positive impact on our FFO.

SCUs
----



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The negotiation of the SCUs was another critical aspect of this transaction. We felt it was absolutely essential for the Company to issue securities at a price greater than the market price of the Company's common stock. We are issuing
11.932 million SCUs with a par value of $384.8 million, or $32.25 per share with an initial dividend of $2.90 per unit. Our current annualized common dividend is $2.04 per share, which is expected to increase in 2001. The dividend on the SCUs will remain at $2.90 per unit until the common stock dividend reaches $2.90 per share, after which the SCUs will increase equally with the common stock dividend, or pari passu with the common units and shares. In the event the common stock dividend is reduced below $1.75 per share for four consecutive quarters, the SCU dividend will decrease proportionately with the common stock dividend in the fifth quarter.

It is important to note that the SCUs are not a preferred security. We have presented the SCUs at the par value of $384.8 million, or $32.25 per unit. Our advisors have determined that the current estimated market value of the SCUs ranges from 82% to 83.5% of the par value, after giving consideration to the incremental dividend agreed to as part of the transaction. In addition, there is a lock-up on conversion to common operating partnership units and shares for three years, after which the SCUs are exchangeable on a one-for-one basis into common OPUs or shares. The Company also has a call option to force the exchange to common OPUs at the end of ten years. Finally, there are significant restrictions on the transferability of the SCUs.

Outside Partners
----------------

Nine of the 21 malls have outside partners whose interests range from 13% to 60%. In only one case we are not managing the property. In conjunction with this transaction, we will be offering to acquire most of these interests to consolidate 100% ownership of these malls. If all of these offers are accepted, the total purchase price could increase by approximately $47 million, which would be financed with additional SCUs and the assumption of up to $84 million in property-level debt. Furthermore, for those malls where the joint venture partners are not bought out, the acquisitions of the Jacobs interest will occur in two stages over fifteen months to allow both parties to take advantage of certain tax benefits.

Debt
----

Of the assumed debt, our portion of the four loans that will be refinanced in 2001 totals approximately $127 million. Our existing portfolio has $14 million of debt to be refinanced in 2001. Including the Jacobs debt the total refinancing in 2001 is $141 million. As of June 30, 2000, our total debt was $1.4 billion, of which $69 million was subject to variable rate debt exposure. After this transaction our total debt will be $2.2 billion, of which $188 million will be subject to variable rate debt exposure.

Capital Expenditures
--------------------

In underwriting these properties, we spent considerable time evaluating their physical condition in terms of future capital expenditures. While the properties have been well maintained in general, the Jacobs organization has not been as proactive in renovating and upgrading their properties as CBL. We have budgeted for improvements necessary to enhance the value of the Jacobs portfolio. This will include improvements to mall entrances and exteriors, interior upgrades, signage and graphics, lighting and parking lot improvements. In addition, certain malls have been identified for comprehensive interior and exterior renovations that will occur over the next few years. We are also developing plans for additional redevelopments and expansions.

We have budgeted a total of approximately $220 million for improvements over the next four years. This includes $36 million in tenant improvements, $98 million of revenue enhancing and $86 million of



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revenue neutral expenditures. The revenue neutral and revenue enhancing capital expenditures are primarily remodeling and renovation costs with the majority being recovered from tenants. This is similar to what we have done in our existing malls. We believe it is necessary to have the ability to reinvest in these properties in order to maximize their value. A large portion of these expenditures will be funded by the additional Wells Fargo credit line. We will finance the remainder of these expenditures from cash flow generated from the portfolio and property-specific refinancing. We will also pursue possible joint-ventures, but only at terms that would benefit our shareholders.

Financial Ratios
----------------

As a result of the additional debt and capital expenditures required for the acquired properties, our interest coverage ratio will be impacted by the transaction in the short term. Prior to this transaction our 1999 EBITDA to interest coverage ratio was 2.5x. After this transaction, this ratio will decrease to 1.8x initially in 2001 but is projected to increase to approximately 2.3x in 2003. Similarly, the EBITDA to debt service ratio pre-transaction was 1.8x and is projected to decrease to 1.55x in 2001. However, by 2003, this ratio should increase to 1.9x. We will retain enough room under our bank covenants to continue the growth of the company and our development program. These EBITDA ratio projections are based on conservative portfolio lease-up, rent increases and tenant recoveries. Based on the stock price at June 30, 2000, our debt-to-market capitalization ratio was 59%. On a proforma basis at closing, using our June 30 numbers, that ratio would be 62.5%.

Equity Financings
-----------------

We do not need to go to the equity market as a result of this transaction. We will explore opportunities to form joint ventures for certain of the properties as a means of reducing our debt ratios. We also intend to continue our program of selling community centers and redeploying that capital, as we have been able to do quite successfully in the past 18 months.

I will now turn the call over to Stephen Lebovitz who will discuss the strategic and operational aspects of this transaction.

Strategic Highlights
--------------------

Of the 32 malls Jacobs was marketing, we were already familiar with the 11 located in the South. The other ten we are acquiring are located in trade areas that compliment malls we have previously acquired in the Midwest. This was a critical element in our decision to pursue this acquisition.

The Jacobs malls also represent an excellent fit with our existing portfolio. The average Jacobs mall is 875,000 square feet while the average CBL mall measures 750,000 square feet. In 1999, the Jacobs malls reported average mall store sales of $303 per square foot, versus $285 per square foot at CBL malls. Jacobs reports on a comparable store basis whereas CBL reports sales on a comparable mall basis. In both cases, sales excluded theaters and stores over 30,000 square feet. The malls that we are acquiring are the dominant malls in their respective markets and enjoy a strong competitive position. The Jacobs malls will enable us to create stronger clusters of malls leading to leasing and operational synergies.

With this acquisition, approximately 87% of our projected 2001 revenues, up from 76% as of June 30, will be from regional malls. Total revenues from the Southeast properties are projected to be approximately 61%, compared to 67% pre-transaction. The malls in the Midwest will enable us to accelerate our strategy of expanding into that geographic area and will create new opportunities for our company in these markets.



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This transaction will create additional economies of scale for our company. In
1999 CBL earned $16 million in specialty income while Jacobs earned $9 million in their malls, or approximately 25% less per mall. Currently, Jacobs malls do not have sponsorship programs similar to the ones we have with Coca-Cola, Foxmark or Skytron. We expect to initiate these programs in the Jacobs malls and believe they will provide us with additional sources of revenue.

Integrating Operations
----------------------

CBL has more than doubled in size in the past seven years, and this growth has given us the confidence and allowed us to develop the organizational capabilities to make this acquisition a success.

We have spent a significant amount of time planning for the integration of the 21 Jacobs malls and upon acquisition we intend to integrate all management, financial, and accounting functions into the existing CBL organization. While Jacobs has operated their malls on a centralized basis from their headquarters, we intend to implement our decentralized management approach at the properties.

In our financial model we incorporated a management fee to cover additional G&A associated with expanding the corporate leasing team, property management, marketing and finance departments. We believe this is more than adequate. Furthermore, we expect this transaction to reduce G&A as a percent of total revenues from 5.2% at June 30, 2000, to a range of approximately 4.6% to 4.9%.

Additional Points
-----------------

There are a few other important aspects of the transaction that are worth noting.

The proposed acquisition will involve two separate shareholder votes. The first vote is to approve the transaction, which requires a simple majority vote from our shareholders. The second vote, which is not a condition of the transaction, will require a super majority approval of two-thirds of all our shareholders to amend the charter of the company. The purpose of the second vote is to make changes necessary to the company charter as a result of the ownership that Jacobs will have in the company following the transaction. This will allow Jacobs the ability to convert a substantial portion of their ownership to common shares in the future. Specifically, this vote would amend the current Lebovitz family share ownership limit in our charter from 23% to a combined share ownership limit by the Lebovitz and Jacobs families of 37.99%. If the vote is not approved, the Board will set this combined ownership limit at 31.99%. This will ensure that the REIT will not violate the REIT ownership limitations imposed by the Internal Revenue Code's "five or fewer" test. These ownership limits apply only to REIT stock, not interests in our operating partnership

The agreement between CBL and Jacobs specifies certain breakup reimbursements for each party. If the CBL shareholders do not approve the acquisition, the cost to CBL is $2.5 million. If the company receives shareholder approval and the transaction does not close, CBL's cost is $15 million. If Jacobs does not obtain certain lender approvals, their cost will be $2.5 million. In all other cases, if Jacobs does not proceed with this transaction, they must pay CBL $15 million. While the intent of the parties is to close on all 21 properties in the first quarter of 2001, CBL is not required to close on the transaction unless Jacobs can deliver a minimum portfolio of 14 properties, which must include the five most productive assets.

Upon approval of the transaction, CBL's board of directors will increase by two members to nine. Jacobs will be entitled to nominate two independent directors, one of whom is a current member of Jacobs'



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management. Jacobs' share ownership will be subject to a 12-year voting and standstill agreement, and Richard Jacobs will be subject to a 10-year non-compete agreement in markets where CBL owns malls. CBL has a 12-year lockout on transactions involving these assets that would result in a taxable event for the Jacobs Group.

Pre-transaction, CBL's management and former associates own an approximate 30% equity interest in the company, calculated on a fully-converted basis. Upon closing of the transaction, this interest will be 23.2%. The Jacobs Group's total ownership will be 24.3%, of which 20.7% will be owned by the Jacobs family and 3.6% by associates and former associates.

I will now turn the call back to Charles Lebovitz to conclude.

Summary
-------

In summary, we are very enthusiastic about this transaction and see it as a monumental event in the history of CBL. This transaction offers tremendous opportunities for our company to create significant value for our shareholders.

The deal is a terrific real estate acquisition for our company with favorable initial pricing and upside potential through leasing, management, specialty leasing, other revenue sources, redevelopment and expansions. We see this transaction accelerating the growth of our company in terms of all of the different financial metrics including NOI and FFO and providing for additional future increases in our dividend.

Retailers and others have asked us whether we will continue with our active development program. Our answer is unequivocally yes. We will continue the active development of regional malls and community centers and maintain a robust development pipeline. Development always has and will continue be the trademark of CBL.

Following this transaction, our company will have a portfolio of 51 regional malls and 110 other properties. We will be the most dominant owner of malls in the Southeast and a growing presence in the Midwest. Based on yesterday's stock price, we will have a total market capitalization of $3.7 billion, an increase of roughly 50%. As both the REIT and regional mall industries continue to consolidate, we see CBL well positioned to take advantage of future opportunities with our experienced management team and our successful track record.

We will now be happy to answer any questions you may have.